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                                                                     Exhibit 5.1

                                                                          FARRIS

25th Floor         Vancouver, BC    Tel 604 684 9151   www.farris.com
700 W Georgia St   Canada V7Y 1B3   Fax 604 661 9349

                                                               November 22, 2004

QLT Inc.
887 Great Northern Way
Vancouver, BC
Canada V5T 4T5

Dear Sirs/Mesdames:

               RE:  QLT INC.
                    REGISTRATION STATEMENT ON FORM S-8

We have acted as corporate counsel to QLT Inc., a company existing under the Business Corporations Act (British Columbia) (the "Company"), in connection with the registration by the Company pursuant to a registration statement (the "Registration Statement") on Form S-8 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), related to the issuance by the Company of common shares (the "Shares") upon the exercise of options (the "Options"): (i) outstanding under the Atrix 2000 Stock Incentive Plan, as amended and restated (the "2000 Plan"), the Atrix Non-Qualified Stock Option Plan, as amended (the "Non-Qualified Plan"), and the Atrix Amended and Restated Performance Stock Option Plan, as amended, and assumed by the Company in accordance with the Agreement and Plan of Merger dated as of June 14, 2004 among the Company, Aspen Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and Atrix Laboratories, Inc., a Delaware corporation, and (ii) granted by the Company to Atrix employees under the 2000 Plan and the Non-Qualified Plan as assumed by the Company. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

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                                                                          FARRIS

November 22, 2004

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, if and when issued in accordance with the terms and conditions of the applicable Option, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                 Yours truly,

                                 /s/ Farris, Vaughan, Wills & Murphy